UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2011 (May 21, 2011)

CHESAPEAKE MIDSTREAM PARTNERS, L.P.
(Exact name of Registrant as specified in its Charter)

Delaware	001-34831	80-0534394
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

900 NW 63rd Street, Oklahoma City, Oklahoma	73118
(Address of principal executive offices)	(Zip Code)

(405) 935-1500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 21, 2011, Marcus C. Rowland resigned as a director of Chesapeake Midstream GP, L.L.C. (the “General Partner”), the general partner of Chesapeake Midstream Partners, L.P. (the “Partnership”), effective June 1, 2011.

Also on May 21, 2011, Domenic J. Dell’Osso, Jr. was appointed to the Board of Directors of the General Partner (the “Board”) effective June 1, 2011.  Mr. Dell’Osso is expected to be appointed to the Compensation Committee of the Board.

Mr. Dell’Osso is Executive Vice President and Chief Financial Officer of Chesapeake Energy Corporation (“Chesapeake”), and will be one of two Chesapeake designees to the Board.  Chesapeake Midstream Ventures, L.L.C. (“CMV”), which is jointly and equally owned by Chesapeake and Global Infrastructure Partners (“GIP”), is the sole member of the General Partner and has the right to appoint the members of the Board, two of whom are currently required to be Chesapeake designees.

Officers or employees of Chesapeake and GIP who also serve as directors of the General Partner do not receive additional compensation for their service as a director of the General Partner.  Accordingly, Mr. Dell’Osso will not receive additional compensation for his service as a director of the General Partner.  Mr. Dell’Osso will be indemnified by the Partnership pursuant to the First Amended and Restated Agreement of Limited Partnership of the Partnership, for actions associated with being a director to the fullest extent permitted under Delaware law.

Mr. Dell’Osso has had no direct or indirect material interest in any transaction or series of similar transactions contemplated by Item 404(a) of Regulation S-K other than through his employment with Chesapeake.  For relationships between the Partnership, the General Partner, Chesapeake and its affiliates, please read Item 13 “Certain Relationships and Related Transactions and Director Independence”, which is incorporated herein by reference from the Partnership’s annual report on Form 10-K, filed with the Securities and Exchange Commission on March 11, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHESAPEAKE MIDSTREAM PARTNERS, L.P.
By: Chesapeake Midstream GP, L.L.C., its general partner

By:	/s/ David C. Shiels
David C. Shiels Chief Financial Officer

Dated: May 24, 2011